SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                        GLOBAL ENTERTAINMENT CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)


           NEVADA                                          86-0933274
(State or Other Jurisdiction of             (I.R.S. Employer Identification No.)
 Incorporation or Organization)


                        GLOBAL ENTERTAINMENT CORPORATION
            4909 E. MCDOWELL, SUITE 104, PHOENIX, ARIZONA 85008-4293
               (Address of Principal Executive Offices) (Zip Code)


        Securities to be registered pursuant to Section 12(b) of the Act:

     Title of Each Class                          Name of Each Exchange on Which
     to be so Registered                          Each Class is to be Registered
     -------------------                          ------------------------------
Common Stock, $.001 par value                         American Stock Exchange

If this form relates to the  registration  of a class of securities  pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. [X]

If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. [ ]

Securities  Act  registration  statement file number to which this form relates:
Not Applicable

     Securities to be registered pursuant to Section 12(g) of the Act: NONE

ITEM 1. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

Global Entertainment is authorized to issue up to 50,000,000 shares of common stock, $0.001 par value per share, and 10,000,000 shares of preferred stock, $0.001 par value per share. As of January 15, 2006, 5,345,738 shares of Common Stock and no Preferred Stock were issued and outstanding. No shares of the common stock are held in treasury.

Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Holders of common stock are entitled to receive ratably such dividends as may be declared by Global Entertainment's Board of Directors, subject to any preferential dividend rights of outstanding preferred stock. Upon the liquidation, dissolution, or winding up of Global Entertainment, the holders of common stock are entitled to receive ratably the net assets of Global Entertainment available after the payment of all debts and liabilities and subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights.

COMMON STOCK

The holders of the common stock: (i) have equal ratable rights to dividends from funds legally available therefor, if, as and when declared by Global Entertainment's Board of Directors, subject to any preferential rights which may be established with respect to any shares of Preferred Stock; (ii) are entitled to share ratably in all the assets of the company available for distribution to holders of the common stock upon liquidation, dissolution or winding-up of the affairs of the company, subject to any preferential rights which may be established with respect to any shares of preferred stock; (iii) do not have preemptive, subscription, redemption, or conversion rights; and (iv) are entitled to one vote per share on matters which stockholders may vote on at all meetings of stockholders. All shares of the common stock have equal rights and preferences. All outstanding shares of the common stock are fully paid and nonassessable and the shares of the common stock to be outstanding upon completion of the merger will be fully paid and nonassessable.

The holders of shares of the common stock do not have cumulative voting rights, which means that the holders of more than 50% of such outstanding shares voting for the election of directors can elect all of the directors to be elected, if they so choose; in such event, the holders of the remaining shares will not be able to elect any of the company's directors.

PREFERRED STOCK

Global Entertainment's articles of incorporation grant to the Board of Directors the authority, to the extent permitted by Nevada law, to establish one or more series of preferred stock, specify the designation of and the number of shares constituting each such series, and determine the voting powers, designations, preferences, limitations, restrictions and relative right of each such series. No such designation has yet been made with respect to any of the shares of preferred stock the company is authorized to issue.

GLOBAL ENTERTAINMENT STOCK OPTIONS AND WARRANTS

Global Entertainment currently has options outstanding to purchase 745,000 shares of its common stock, and has warrants outstanding to purchase 60,460 shares of its common stock.

TRANSFER AGENT AND REGISTRAR

STALT, Inc. is the transfer agent and registrar for Global Entertainment's common stock.

ITEM 2. EXHIBITS.

1 Amended and Restated Articles of Incorporation of Global Entertainment Corporation, incorporated by reference to Exhibit 3.1 of the Registrants's Registration Statement on Form S-4 (No. 333-109192), as filed with the Commission on September 26, 2003.

2    Bylaws of Global Entertainment Corporation, incorporated by reference to
     Exhibit 3.2 of the Registrants's Registration Statement on Form S-4 (No. 333-109192), as filed with the Commission on September 26, 2003.

                                    SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on January 17, 2006.


                                      GLOBAL ENTERTAINMENT CORPORATION


                                      By: /s/ J. Craig Johnson
                                         -----------------------------------
                                         J. Craig Johnson
                                         Chief Financial Officer